Ryan Specialty Promotes

Michael VanAcker to EVP of RT Specialty

MARCH 9, 2023 | CHICAGO, IL – Ryan Specialty (NYSE: RYAN), a leading international specialty insurance firm, is pleased to announce the promotion, effective immediately, of Michael VanAcker to Executive Vice President of RT Specialty, Ryan Specialty’s wholesale brokerage and binding authority specialty.

Michael returns to RT Specialty, bringing his unique blend of operational experience and leadership skills to the specialty. Michael will work closely with Tim Turner, Chairman & CEO of RT Specialty, Ed McCormack, President of RT Specialty, the regional directors and the tremendous leadership and broking talent throughout RT Specialty. Michael has 10+ years of experience in the firm as Chief Operating Officer of Ryan Specialty, and prior to that as RT Specialty’s Chief Operating Officer and Controller. He has been integral to Ryan Specialty’s M&A activity, acquisition integration, and the firm’s growth trajectory.

Commenting on Michael’s promotion, Pat Ryan, Founder, Chairman & CEO of Ryan Specialty, said, “Michael has been with Ryan Specialty since 2011 and has proven himself as an inspirational leader who is organized, creative and innovative. He will bring his invaluable experience as corporate COO and operations acumen directly to our largest revenue specialty.”

Media Contact:

Alice Phillips Topping

Chief Marketing & Communications Officer

Alice.Topping@ryansg.com, +1 312-635-5976

Investor Relations Contact:

Noah Angeletti

Head of Investor Relations & Treasurer

IR@ryanspecialty.com, +1 312-784-6152

About Ryan Specialty

Founded in 2010, Ryan Specialty is a service provider of specialty products and solutions for insurance brokers, agents and carriers. The firm provides distribution, underwriting, product development, administration and risk management services by acting as a wholesale broker and a managing underwriter with delegated authority from insurance carriers. Ryan Specialty’s mission is to provide industry-leading innovative specialty insurance solutions for insurance brokers, agents and carriers. ryanspecialty.com